UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN FUND LTD
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
ROBERT H. DANIELS
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2012 annual meeting of stockholders (the “Annual Meeting”) of Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On June 1, 2012, Western Investment issued the following press release:

Macquarie Infrastructure Fund Misleads and Confuses Investors In Advance Of Annual Meeting In Opinion Of Western Investment LLC

Western Investment Urges Stockholders to VOTE on its GOLD Proxy Card at Annual Meeting of Macquarie Global Infrastructure Total Return Fund Inc.

Criticizes Board's Undemocratic Corporate Governance and Continued Failure to Act to Maximize Value for Stockholders

NEW YORK, June 1, 2012  -- Western Investment LLC, a long-term stockholder of Macquarie Global Infrastructure Total Return Fund Inc. (NYSE: MGU), today criticized the Fund's Board of Directors for breaking its implied promise to control the Fund's discount to net asset value, or NAV, and its recent misleading statements and half-truths.  Specifically, in MGU's letter to stockholders dated May 18, 2012:

•
The Board criticized Western Investment's proposal that the Fund reduce its persistent and excessive NAV discount by conducting tender offers or open-market share repurchases.  The Board claims these actions would increase Fund expenses, but conveniently ignores the proven benefits to stockholders including possibly increasing the NAV and earnings per share substantially in excess of any increased expenses and increasing returns.  In fact, despite the persistent discount to NAV, the Fund has never repurchased any of its shares.

•
The Board claims the Fund's returns have been "very positive," yet chooses to show returns over only a short-term period handpicked by the Board which followed a sharp and drastic decline in the Fund's share price.  The Board does not mention that since inception, the Fund's returns have been abysmal, lagging all similar funds and relevant indices.  Since its initial public offering in 2005, the price of the Fund's stock has decreased from $25.00 to $16.61 as of May 31, 2012.

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The Board claims that the Fund's discount has been "steadily narrowing."  While the discount may have narrowed, it remains excessive and continues to rank near the bottom of all U.S. listed closed-end funds.  We strongly believe the recent small narrowing of the discount is likely due to Western Investment's public disclosure of its investment in the Fund.

Unlike the members of the Board and management, who own a minimal amount of shares of MGU, Western Investment is the largest stockholder of MGU, owning 9.9% of MGU's outstanding shares.  Western Investment is an investor specializing in investing in closed-end funds and has proven over many years to be an ethical activist investor for all stockholders.  Western Investment has taken a stance in connection with 36 closed-end funds since 2004, with all activism situations resulting in significant pro-stockholder action by the issuer.  Western Investment is proud of its public record, and proud of the role it has played in creating value for stockholders.  In every situation, Western Investment's settlement has benefitted all stockholders equally -- the opportunity to sell shares at a lower discount. Western Investment has never accepted a benefit that was not equally available to all stockholders.

Arthur D. Lipson, managing member of Western Investment, stated, "As long-term stockholders in MGU, we are extremely disappointed with this Board's continued failure to act in the best interests of stockholders and its continued retention of undemocratic election rules designed to entrench the incumbent Board and eliminate the voice of stockholders, as well as its latest efforts to hide its failures by manipulating the data.  We have long been concerned with the continued and excessive discount to net asset value at which MGU trades, the Board's commitment to deplorable corporate governance policies and what we believe to be policies designed to maximize fees for management rather than returns for stockholders."

Mr. Lipson continued, "We believe Fund stockholders need an independent voice on the Board, someone who is focused on protecting stockholders' investment in the Fund and on taking action that will lead to maximum value for investors.  We urge stockholders not to be fooled by the Board's false and misleading attacks.  Vote on our GOLD proxy card for our truly independent director and for the elimination of undemocratic election rules in proposal 2. If elected, Western Investment's highly qualified, independent director nominee will work on behalf of all stockholders to maximize the value of stockholders' investment in the Fund."

CONTACT:  Arthur D. Lipson, (801) 568-1400